VISLINK TECHNOLOGIES, INC. PRICES $4,000,000 PUBLIC OFFERING

NEW YORK, NEW YORK, NOVEMBER 25, 2019 — Vislink Technologies, Inc. (“Vislink” or the “Company”)(Nasdaq: VISL), today announced the pricing of an underwritten public offering with expected total gross proceeds of approximately $4,000,000, before deducting underwriting discounts, commissions and other offering expenses payable by the Company.

The securities offered by the Company consist of (i) 3,201,200 shares of common stock together with 3,201,200 Warrants (the “Warrants”) to purchase 2,400,900 shares of common stock and (ii) 11,893,100 pre-funded warrants, with each pre-funded warrant exercisable for one share of common stock, together with 11,893,100 common warrants to purchase 8,919,825 shares of common stock. The shares of common stock (or pre-funded warrants, as applicable) and accompanying Warrants are being sold together at a combined public offering price of $0.265 per share. The pre-funded warrants are immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The Warrants will have an exercise price of $0.2915 per share, will be immediately exercisable and will expire one year from the date of issuance. The Warrants also provide that 30 days after issuance each Warrant may be exercised, at the option of the holder, on a cashless basis for 0.75 shares of common stock. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,264,145 shares of common stock and/or 2,264,145 common warrants to purchase up to 1,698,108 shares of common stock cover over-allotments, if any.

The Company intends to use the net proceeds from this offering for working capital and general corporate purposes.

A.G.P./Alliance Global Partners is acting as the sole book-running manager for the offering.

This offering is being made pursuant to an effective registration statement on Form S-1 (No. 333-234265) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective on November 25, 2019. A preliminary prospectus and accompanying prospectus relating to the proposed offering was filed with the SEC on November 22, 2019 and is available on the SEC’s website located at http://www.sec.gov. A final prospectus relating to the proposed offering will be filed and made available on the SEC’s website. Electronic copies of the preliminary prospectus supplement and the final prospectus supplement may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 36th Floor, New York, NY 10022 or via telephone at 212-624-2060 or email: prospectus@allianceg.com. Before investing in this offering, interested parties should read in their entirety the prospectus and the other documents that Vislink Technologies, Inc. has filed with the SEC that are incorporated by reference in such prospectus and the accompanying prospectus, which provide more information about Vislink and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Vislink Technologies, Inc.

Vislink Technologies is a global leader in the development and distribution of advanced communication solutions. Driven by technical excellence that has led the industry for over 50 years, our innovative products and turnkey solutions provide reliable connectivity in the toughest environments across the global live production, military and government sectors. Our solutions include high-definition communication links that reliably capture, transmit and manage live event footage, as well as secure video systems that support mission-critical applications.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to Vislink’s current expectations, plans and prospects. These forward-looking statements include, without limitation, references to Vislink’s expectations regarding the closing of the public offering. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including market conditions, the satisfaction of customary closing conditions related to the proposed offering, and the other factors described in Vislink’s filings with the SEC.

Other risks and uncertainties of which Vislink is not currently aware may also affect Vislink’s forward-looking statements. The forward-looking statements herein are made only as of the date hereof. Vislink undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Contact:

Daniel Carpini

Vislink Technologies

daniel.carpini@vislink.com

(941) 953-9035